Exhibit 3

Names and Addresses of the Underwriters

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

Edificio Encinar, planta baja,

28660, Boadilla del Monte, Madrid

Spain

BNP Paribas

10 Harewood Avenue

London, NW1 6AA

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf,

London E14 5LB

United Kingdom